Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Ventrus Biosciences, Inc. on Form S-1 pursuant to Rule 462(b) of the Securities Act of 1933 (No. 333-_____) to be filed on or about July 13, 2011 of our report dated April 12, 2011 on our audits of the financial statements of Ventrus Biosciences, Inc. as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, and for the period from October 7, 2005 (Inception) to December 31, 2010, included in Amendment No. 1 to the Registration Statement on Form S-1 filed July 6, 2011.

/s/ EisnerAmper LLP

New York, New York
July 13, 2011